Exhibit 99.1

Contact:
Corporate Communications Priscilla Harlan Molecular Insight Pharmaceuticals, Inc. (617) 492-5554	Investor Relations Deborah S. Lorenz Molecular Insight Pharmaceuticals, Inc. (617) 871-6667
FOR IMMEDIATE RELEASE
Molecular Insight Pharmaceuticals, Inc. Appoints John W. Babich, Ph.D., as
Interim CEO and Chairman of the Board
Cambridge, MA, September 25, 2008 — The Board of Directors of Molecular Insight Pharmaceuticals, Inc. (the “Company”) (NASDAQ: MIPI) announced today that John Babich, President and Chief Scientific Officer of the Company, will replace David S. Barlow as the Company’s interim CEO and Chairman of the Board, effective immediately. Mr. Barlow will continue to serve out his term as a member of the Company’s Board of Directors. The Company had begun a search to identify a permanent CEO.
The Company’s Board said: “The Board determined that new leadership at the Chair and CEO level is necessary for the Company to execute on its strategic plan. We believe that the Company is well-positioned with the right infrastructure and strong product candidates in the FDA approval process to exploit its market opportunities. A strong CEO, working closely with the Company’s Board that was recently expanded with four industry leaders in healthcare, will best position the Company to achieve its objectives. We thank David for his contributions and wish him all the best in his future endeavors.”
About Molecular Insight Pharmaceuticals, Inc.
 Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a biopharmaceutical company specializing in the emerging field of molecular medicine, applying innovations in the identification and targeting of disease at the molecular level to improve healthcare for patients with life-threatening diseases. The Company is focused on discovering, developing and commercializing innovative molecular imaging radiopharmaceuticals and targeted molecular radiotherapeutics with initial applications in the areas of cardiology and oncology. Molecular Insight’s lead molecular imaging radiopharmaceutical product candidate, Zemiva, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. The Company’s imaging candidate Trofex is in development for the detection of metastatic prostate cancer. Molecular Insight’s lead molecular radiotherapeutic product candidates, Azedra and Onalta, are being developed for detection and treatment of cancer. In addition, the Company has a growing pipeline of product candidates resulting from application of its proprietary platform technologies to new and existing compounds. Molecular Insight Pharmaceuticals is based in Cambridge, Massachusetts and its website address is: www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about the development of AzedraTM, OnaltaTM, ZemivaTM, Trofex™ and our other product candidates. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
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